EX-5
          OPINION OF LAWRENCE R. YOUNG & ASSOC,, P.C.




              [LETTERHEAD OF LAWRENCE R. YOUNG & ASSOCIATES, P.C.]


                                  July 26, 2000

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

     Re:     Freedom Surf, Inc.

Ladies and Gentlemen:

     This office represents Freedom Surf, Inc., a Nevada corporation (the "Registrant") in connection with the Registrant's Registration Statement on Form S-8 under the Securities Act of 1933 (the "Registration Statement"), which relates to the sale of up to 320,000 shares by certain selling shareholders in accordance with a Consulting Agreement between the Registrant and certain Selling Shareholders as well as the 2000 Stock Plan between Registrant and certain selling shareholders (the "Registered Securities"). In connection with our representation, we have examined such documents and undertaken such further inquiry as we consider necessary for rendering the opinion hereinafter set forth.

     Based upon the foregoing, it is our opinion that the Registered Securities, when issued as set forth in the Registration Statement, will be legally issued, fully paid and nonassessable.

     We acknowledge that we are referred to under the heading "Legal Matters" in the Prospectus which is a part of the Registrant's Form S-8 Registration Statement relating to the Registered Securities, and we hereby consent to such use of our name in such Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement and with such state regulatory agencies in such states as may require such filing in connection with the registration of the Registered Securities for offer and sale in such states.

                                    Very truly yours,

                                    /s/  Lawrence R. Young
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                                    LAWRENCE R. YOUNG & ASSOCIATES, P.C.